Amendment to Administrative Services Agreement

This Amendment to Administrative Services Agreement (the “Amendment”) is made and entered into as of the 29th day of October, 2013 by and between Endurance Series Trust, a Delaware business trust (the “Trust”) and Endurance Fund Services, LLC, a Florida limited liability company (“Endurance Fund Services”) with its principal office located at 100 South Ashley Drive, Suite 895, Tampa, Florida 33602.

WHEREAS, the Trust and Endurance Fund Services previously entered into that certain Administrative Services Agreement dated as of February 22, 2013 (the “Agreement”); and

WHEREAS, the Trust and Endurance Fund Services wish to amend the Agreement to add the Gator Opportunities Fund as an additional Fund under the agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.

Amendment.  Exhibit A to the Agreement is hereby amended to add the Gator Opportunities Fund.

2.

No Further Changes.  The remainder of the Agreement shall remain in effect with no further changes.

IN WITNESS WHEREOF, the parties hereto have duly caused this Amendment to be executed as of the day and year first above written.

ENDURANCE SERIES TRUST

ENDURANCE FUND SERVICES, LLC

By: /s/ Derek Pilecki

By: /s/ Andres Sandate

Name: Derek Pilecki

Name: Andres Sandate

Title: Trustee

Title: President